5 0 0 PLAZA DRIVE
SECAUCUS, NJ 07094
PHONE 201.453.6400

May 29, 2024

Muhammad Umair
The Children’s Place
2005 Plaza Drive
Secaucus, NJ 07094

Dear Muhammad,

This offer letter sets forth the terms of your employment with The Children’s Place, Inc. (the “Company”) in the position of President and Interim Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”), which commenced on May 20, 2024. It is the Company’s current intention that you will serve in this position until the Board identifies and appoints a permanent Chief Executive Officer and that you will continue to serve as President thereafter.
Details of the terms of your employment are as follows:
•ANNUAL BASE SALARY: $650,000.00

•ANNUAL BONUS: You are eligible to participate in the Company’s annual management incentive plan, as in effect from time to time. Your target bonus will be established by the Board in its discretion at a later date. The Board reserves the right to modify the plan at any time, with or without notice.
•EQUITY AWARDS: In connection with your employment with the Company, you will be eligible to participate in The Children’s Place, Inc. Fourth Amended and Restated 2011 Equity Incentive Plan, or any successor plan thereto, subject to approval of the Compensation Committee of the Board.
•401(k) PLAN: You will be eligible, beginning in June 2024, to participate in The Children’s Place 401(k) Savings Plan, as in effect from time to time.

•PAID TIME OFF: You will be eligible for Paid Time Off (PTO) each fiscal year (February through January), subject to the Company’s accrual policy, as in effect from time to time.

•OTHER BENEFITS: You will be eligible beginning in June 2024 for other benefits (long term disability, health and life insurance) available to the Company’s most senior associates; provided, however, that you and the Company hereby agree that, unless otherwise approved by the Board in writing, you will not be eligible for severance or other separation benefits in connection with termination of your employment for any reason.

•WITHHOLDING: The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment are required to comply with applicable laws and regulations.

•409A COMPLIANCE: Notwithstanding anything in this offer letter to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(i)) as of the termination of your employment with the Company, and, if any payment, benefit or entitlement provided for in this offer letter or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

•CONFIDENTIALITY, ETC.: Contemporaneously with your execution of this offer letter, you will execute and deliver the Company’s Confidentiality, Work Product, and Non-Solicitation Agreement.

•EXCLUSIVITY: During the period of your service as an executive of the Company, you shall devote substantially all of your business time and attention to the business and affairs of the Company and its affiliates and shall use your best efforts, skills and abilities in the diligent and faithful performance of your duties and responsibilities hereunder.  Notwithstanding the foregoing, you may (i) engage in personal investment activities for yourself and your family and (ii) engage in charitable and civic activities, provided such outside activities do not interfere or conflict with your performance of your duties and responsibilities to the Company and its affiliates.

•BOARD SERVICE: You are currently serving as a member of the Board and, for as long as you remain an executive of the Company or any of affiliates, will not receive any additional compensation in connection with such service. You agree that, unless otherwise agreed by the Company in writing, upon the termination of your employment with the Company for any reason, you will be deemed to have resigned (i) from the Board or board of directors of any subsidiary of the Company or any other board to which you have been appointed or nominated by or on behalf of the Company, and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

•PRIOR EMPLOYMENT: During your employment with the Company, you shall not bring any of your prior employers’ confidential information or trade secrets to any Company office or other location, or download any such confidential information or trade secrets onto any Company system or device. You further acknowledge that the Company expects and directs its associates to fully comply with any contractual and other legal obligations to their former employers, including any non-solicitation obligations and prohibitions on the unauthorized use or disclosure of confidential information and trade secrets. You represent that you do not have any restrictions, such as a non-compete with your prior employer, that would prohibit you from employment with the Company.

•INDEMNIFICATION/D&O: As an officer and director of the Company, you will be indemnified on the same terms and conditions, and will be covered by the Company’s directors’ and officers’ insurance coverage, as other senior executives and directors of the Company.

•NON-COMPETE: You agree that for a period of twelve (12) months following the date that you are no longer in the employ of the Company or any of its subsidiaries for any reason (the “Separation Date”), you will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, assist in, engage in, be connected with or otherwise provide services or advice to, any business that is competitive with that of the Company. A “business that is competitive with that of the Company” is (i) one that designs, manufactures, contracts to manufacture or sells children’s apparel, footwear or accessories, or intends so to do, and (ii) without limiting the generality of clause (i) above, any of the following companies, entities, or organizations, or any business enterprise that, directly or indirectly, owns, operates or is affiliated with any of the following companies or brands operated by any of the following companies: Carter’s, Inc., The Gap, Inc., J. Crew Group, Inc., Target Corporation, Kohl’s Corporation, Walmart Inc., Primark, Amazon.com, Inc., Hennes & Mauritz AB (H&M), or Zara SA, or, in any case, any of their respective subsidiaries, affiliates or related businesses (a “Competitive Business”). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit your ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a Competitive Business.

You acknowledge and agree that the restrictions on the activities in which you may engage that are set forth above, and the location and period of time for which such restrictions apply, are reasonable and necessary to protect the Company’s legitimate business interests. You acknowledge and agree that the Company’s business is global and, accordingly, the foregoing restrictions cannot be limited to any particular geographic area. You acknowledge and agree that the foregoing restrictions will not prevent you from earning a livelihood.
In consideration for the Company’s agreements in this offer letter, you also acknowledge and agree that, in the event that you are no longer in the employ of the Company or any of its subsidiaries for any reason (whether termination of employment is voluntary or involuntary and whether termination of employment is affected by you or by the Company), the foregoing non-competition agreement will remain in full force and effect, and that the Company would not have entered into this offer letter unless such was the case.
By signing this letter agreement, you acknowledge and agree that you are a “senior executive” within the meaning of the final Non-Compete Clause Rule published by the Federal Trade Commission on May 7, 2024, codified as 16 C.F.R. Part 910.
•STOCK OWNERSHIP GUIDELINES: As a senior executive of the Company, you will be subject to stock ownership guidelines adopted from time to time by the Compensation Committee of the Company’s Board of Directors. Please refer to the Stock Ownership Guidelines for Senior Executives document.
•GOVERNING LAW: This offer letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

Unless specifically stated in this offer letter, all terms and conditions of your employment are subject to the employment policies and practices of the Company and its affiliates, as in effect from time to time, including (without limitation) the Company’s Code of Conduct, Clawback Policy and Insider Trading Policy.
This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.
Please indicate your acceptance of and agreement with the foregoing by executing this offer letter and returning a copy to the Company.
Sincerely,

/s/ Turki Saleh A. AlRajhi

Turki Saleh A. AlRajhi
Chairman of the Board

Agreed and Accepted:

/s/ Muhammad Umair        May 30, 2024
Muhammad Umair         Date